UNITED STATES SECURITIES AND
EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) April 2, 2013

TECKMINE INDUSTRIES, INC.
(Exact name of registrant as specified in its charter)

Nevada	000-52745	98-0534859
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

17622 La Entrada Drive, Yorba Linda CA  92886
(Address of principal executive offices and Zip Code)

Registrant’s telephone number, including area code:  (949) 280-5710

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01  ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

Share Exchange Agreement

On April 2, 2013, we entered into a share exchange agreement with Victory Electronic Cigarettes, Inc. (“VEC”) and the shareholders of VEC.  Pursuant to the terms of the share exchange agreement, we have agreed to acquire all of the issued and outstanding common shares of VEC from the shareholders thereof in exchange for the issuance by our company of 32,500,000 common shares to such shareholders on a pro rata basis subject to the satisfaction or waiver of certain conditions precedent as set out in the share exchange agreement.  VEC is a private company converted under the laws of the State of Nevada with a principal office located at 1880 Airport Drive, Ball Ground, Georgia 30107.  VEC is engaged in the business of designing, marketing and distributing electronic cigarettes or “e-cigarettes”.  Electronic cigarettes are battery powered products that enable users to inhale nicotine vapor without smoke, tar, ash or carbon monoxide.

Conditions Precedent to the Closing of the Share Exchange Agreement

The closing of the share exchange agreement is subject to the satisfaction of conditions precedent to closing as set out in therein, including the following:

1.
we will have closed a private placement financing of common shares for net proceeds of at least US$2,000,000, the proceeds of which will result in at least US$2,000,000 being available to our company for working capital purposes on a post-closing basis (assuming no amounts from such financing are used to repay any outstanding debentures of VEC or any outstanding convertible notes of our company);

2.	the transaction is approved by our board of directors and the board of directors of VEC;

3.
on the closing date, VEC’s liabilities shall not exceed US$100,000 excluding any outstanding debentures, any credit facility against inventory or receivables of VEC, any related party loans and any deferred compensation;

4.
at closing, we will have no liabilities outstanding other than payments contemplated to be made pursuant to obligations required under the share exchange agreement, outstanding convertible notes, and reasonable accounting and legal fees incurred in connection with the share exchange transaction;

5.	no material adverse effect will have occurred with the business or assets of our company or VEC since the effective date of the share exchange agreement;

6.	our company and VEC will have received all third-party consents and approvals contemplated by the share exchange agreement;

7.
we shall have no more than 20,000,000 common shares issued and outstanding as of the closing date (including any common shares to be issued in the concurrent private placement financing but excluding any common shares issued upon the due conversion or exercise of securities currently outstanding); and

8.	no suit, action or proceeding will be pending or threatened which would prevent the consummation of any of the transactions contemplated by the share exchange agreement.

Due to conditions precedent to closing, including those set out above, and the risk that the conditions precedent will not be satisfied, there is no assurance that our company will close the share exchange agreement and complete the acquisition of all of the issued and outstanding shares of VEC.

The common shares of our company to be issued to the shareholders of VEC upon the closing of the share exchange agreement and the common shares to be issued in the concurrent private placement financing will not be registered under the Securities Act of 1933, as amended, or under the securities laws of any state in the United States, and will be issued in reliance upon an exemption from registration under the Securities Act of 1933, as amended. A copy of the share exchange agreement is attached hereto as Exhibit 10.1.

Secured Loan Documents

Further to the Form 8-K dated February 6, 2013 that was filed following the entry into a commitment letter dated January 31, 2013, our company entered into a security agreement with VEC on March 25, 2013 but effective as of January 31, 2013 which secured the repayment of US$200,000 that was advanced by our company to VEC following execution of the commitment letter.  The security agreement grants our company a first charge over all present and after acquired personal property and a floating charge over all of VEC’s property.  On March 25, 2013, VEC issued a US$200,000 debenture dated January 31, 2013 to evidence the advance of funds which occurred on such date.  The debenture bears interest at a rate of 12% per annum, calculated and payable monthly.  VEC may repay the principal at any time subject to a notice requirement and such debenture matures on January 31, 2014.  As further security for repayment of the debenture, our company entered into a share pledge agreement on March 25, 2013, with VEC and the shareholders thereof, whereby such shareholders agreed to deliver the issued and outstanding shares in the capital of VEC to our company.  Pursuant to the terms of the share pledge agreement, our company is entitled to hold such security until the earlier of the following two trigger events: (a) the repayment and performance in full of all repayment obligations under the debenture; and (b) the closing of the share exchange agreement.

A copy of the Disclosure Statement to the share exchange agreement, the US$200,000 debenture, security agreement and share pledge agreement are attached hereto as Exhibits 10.2 to 10.5, respectively.

ITEM 9.01  FINANCIAL STATEMENTS AND EXHIBITS.

10.1	Share Exchange Agreement dated April 2, 2013 among our company, Victory Electronic Cigarettes, Inc. and the shareholders thereof.
10.2	Disclosure Statement to Share Exchange Agreement dated April 5, 2013 signed by Victory Electronic Cigarettes, Inc.
10.3	US$200,000 Debenture dated January 31, 2013 issued by Victory Electronic Cigarettes, Inc. in favour of our company.
10.4	Security Agreement dated for reference March 25, 2013 between Victory Electronic Cigarettes, Inc. as debtor and our company as secured party.
10.5	Share Pledge Agreement dated March 25, 2013 among Victory Electronic Cigarettes, Inc., the shareholders thereof and our company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TECKMINE INDUSTRIES, INC.

Dated: April 5, 2013	By:	/s/ Nathan Woods
Nathan Woods
President, Secretary, Treasurer and Director